                                                                  Exhibit 10.26A
                                                                  --------------

                           SECOND AMENDMENT TO LEASE

     This SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of the 25th day of March, 1999, by and between CREEKSIDE SOUTH TRUST, a Maryland business trust ("Landlord"), and E-LOAN, INC., a Delaware corporation ("Tenant").

                                R E C I T A L S
                                - - - - - - - -

     A. Landlord and Tenant (which at that time was a California corporation) entered into that certain Multi-Tenant Office Triple Net Lease dated as of August 19, 1998 (the "Original Lease"), as amended by that certain First Amendment to Lease dated September 11, 1998 (the "First Amendment"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain "Premises" as described in the Lease and located in that certain office building located at 5875 Arnold Drive, Dublin, California (the "Building"). The Original Lease and the First Amendment are collectively referred to herein as the Lease.

     B. Landlord and Tenant now desire to amend the Lease in certain respects, including to modify and expand the Premises to include additional space in the Building containing approximately 25,474 rentable square feet, as outlined on Exhibit "A" attached hereto and incorporated herein by this reference (the "Expansion Premises"), all upon the terms and conditions as hereinafter provided.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

     2. Addition of Expansion Premises. Notwithstanding any provisions of the Lease, commencing on the Expansion Premises Commencement Date (as defined below), the Premises are hereby modified and expanded to include the Expansion Premises on the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Second Amendment.

     3. Expansion Premises Commencement Date. The "Expansion Premises Commencement Date" shall be June 1, 1999.

     4. Term of Lease. Notwithstanding any provision of the Lease, the Term of the Lease is hereby amended to expire on November 30, 2004.

     5. Monthly Base Rent for the Expansion Premises. Commencing on the Expansion Premises Commencement Date and otherwise in accordance with the provisions of

Section 3 of the Original Lease, Tenant shall pay to Landlord Total Monthly Base Rent for the Expansion Premises and the Premises as set forth on the Amended and Restated Rent Schedule attached hereto as Exhibit "C" ("Rent Schedule"). Notwithstanding any provision of the Lease, for the period June 1, 1999 through July 14, 1999 Tenant may still receive Rent abatement for the Premises, as provided in Section 3.1 and Section 6.1 of the Original Lease, to the extent Tenant is not using the entire Premises. During this period, Rent will be paid on actual space used subject to (a) a minimum of space leased in the Premises as of May 15, 1999 plus 6,368.5 rentable square feet, and (b) a maximum of 49,157.50 rentable square feet.

     6. Tenant's Share of Operating Expenses. Subject to the Rent abatement, as provided in Paragraph 5 above, commencing on the Expansion Premises Commencement Date, Tenant's Share of Operating Expenses for the Expansion Premises as set forth in Section 6 of the Lease shall be as follows:

                          Amount of Rentable Square
                            Footage of Expansion
                        Premises for Which Tenant is
                          Paying Tenant's Share of     Tenants Share for the
Date During Lease Term       Operating Expenses          Expansion Premises
----------------------  -----------------------------  ---------------------
  6/1/-7/31/99                    6,368.50                       7.44%
  8/1-9/30/99                    12,737.00                      14.88%
 10/1-11/30/99                   19,105.50                      22.33%
12/1/99-11/30/04                 25,474.00                      29.77%

     7. Additional Allowance. Tenant shall continue to pay to Landlord the Additional Allowance amount, as provided in Paragraph 2 of the First Amendment, which is equal to Four Thousand Seven Hundred Fifty-Eight and 99/100 Dollars ($4,758.99) per month through October 31, 2003.

     8. Condition of the Expansion Premises. Except as specifically set forth in this Second Amendment and the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Premises or the Building, except as specifically set forth in this Second Amendment and the Work Letter. Except for the work to be performed by Landlord as described in the Work Letter, Tenant accepts the Expansion Premises in an "as is" condition.

     9. Letter of Credit. Notwithstanding any provision of the Lease, the amount of the Letter of Credit, as provided in Section 3.3.2 of the Original Lease, shall be increased upon execution of this Second Amendment by Tenant to One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

     10. Broker. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment except for CB Richard Ellis, Inc. and John Robbins & Associates (collectively, "Brokers"), and that the parties know of no other real estate broker or agent who is entitled to a commission in connection with Tenant's lease of the Expansion Premises. Landlord shall pay Brokers a commission pursuant to separate agreements between Brokers and Landlord. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than the Brokers, occurring by, through or under the indemnifying party.

     11. Counterparts. This Second Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single Second Amendment.

     12. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

     "LANDLORD"               CREEKSIDE SOUTH TRUST,
                              a Maryland business trust

                              By: /s/ Daniel D'Aniello
                                  --------------------------------
                                  Daniel D'Aniello
                                  Its: Managing Director


     "TENANT"                 E-LOAN, INC.,
                              a Delaware corporation

                              By: /s/ Chris Larsen
                                  --------------------------------
                                  Name: Chris Larsen
                                  Its: CEO

                              By: /s/ F M Siskowski
                                  --------------------------------
                                  Name: Frank M Siskowski
                                  Its: CFO

Illustration of BUILDING C showing the Premises and the Expansion Premises.

35,577 RSF

                                  EXHIBIT "B"

                                  WORK LETTER

     Tenant acknowledges and agrees that the Expansion Premises are satisfactory and shall be accepted by Tenant in its "AS IS" condition as of the date of execution of this Lease and on the Commencement Date; provided, however, that Landlord shall construct certain modifications to the interior of the Expansion Premises pursuant to the Approved Working Drawings in accordance with the following provisions of this Tenant Work Letter.


                                   SECTION 1

                     CONSTRUCTION DRAWINGS FOR THE PREMISES

     Landlord and Tenant will approve a detailed space plan for the construction of certain improvements in the Expansion Premises, which space plan will be prepared by an architect mutually acceptable to Landlord and Tenant (the "Final Space Plan"). Based upon and in conformity with the Final Space Plan, Tenant shall cause its architect and engineers to prepare and deliver to Landlord not later than August 31, 1999, for Landlord's approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the "Working Drawings"). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building's standard improvement package items, as determined by Landlord (the "Building Specifications"). Within three (3) business days after Landlord's receipt of the Working Drawings, Landlord shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Landlord may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and the Building Specifications and only if Landlord delivers to Tenant, within such three (3) business days period, specific changes proposed by Landlord which are consistent with the Final Space Plan and the Building Specifications. If any such revisions are timely and properly proposed by Landlord, Tenant shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Landlord's approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord's and Tenant's approval of the Working Drawings, the same shall be known as the "Approved Working Drawings". Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would: (i) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Final Space Plan; (ii) be of a quality lower than the quality of the standard



                                  EXHIBIT "B"
improvement package items for the Building; and/or (iii) require any changes to the base, shell and core work or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the "Construction Drawings". The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the "Tenant Improvements".

                                   SECTION 2

                             CONSTRUCTION AND COSTS

     Landlord shall cause a general contractor (the "Contractor") mutually approved by Landlord and Tenant to (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, including all environmental laws and the Americans with Disabilities Act, and in good workmanlike manner. Landlord shall pay for the cost of the design and construction of the Tenant Improvements, including space planning, engineering, construction drawings, signage, construction supervision, and any necessary permits, in an amount up to, but not exceeding, Three Hundred Sixty-Six Thousand Six Hundred Seventy-Six and 68/100 Dollars ($366,676.68) which is equal to Thirty Dollars ($30.00) per Rentable Square Foot of the Expansion Premises minus Three Hundred Ninety-Seven Thousand Five Hundred Forty-Three and 32/100 Dollars ($397,543.32) owed to Landlord for the initial tenant improvements constructed in the Premises, receipt of which is hereby acknowledged, (the "Tenant Improvement Allowance"); provided, however, that the Tenant Improvement Allowance shall not be used to pay the traffic impact fee which shall be paid separately by Landlord. Tenant shall pay for all costs in excess of the Tenant Improvement Allowance (the "Over Allowance Amount"), which payment shall be made to Landlord in cash as follows: within five (5) days after the Contractor has been selected and the construction contract has been signed, Tenant shall pay to Landlord fifty percent (50%) of the Over Allowance Amount with Tenant paying the remainder of the Over Allowance Amount to Landlord upon receipt of invoice from Landlord throughout the construction of the Tenant Improvements. In no event shall Landlord be obligated to pay for any of Tenant's furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant. Tenant shall be entitled to receive as a credit against Rent any portion of the Tenant Improvement Allowance not used to pay for the cost of the design and construction of the Tenant Improvements.

                                   SECTION 3

                                 MISCELLANEOUS

     Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Expansion Premises, Contractor shall allow Tenant access to the Expansion Premises prior to the Substantial Completion of the Expansion Premises for the purpose of Tenant installing overstandard equipment, furniture or fixtures (including Tenant's data and

                                  EXHIBIT "B"
                                      -2-
telephone equipment) in the Expansion Premises. Prior to Tenant's entry into the Expansion Premises as permitted by the terms of this Section 3, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Premises or Property and against injury to any persons caused by Tenant's actions pursuant to this Section 3.

                                  EXHIBIT "C"
                                  -----------
                       AMENDED AND RESTATED RENT SCHEDULE
                            TOTAL MONTHLY BASE RENT:

                          Total Amount of      Average Total Amount of
                          Rentable Square       Monthly Base Rent per
                           Footage of the      Rentable Square Foot of          Total Amount
   Date during            Premises and the       the Premises and the         of Base Rent for
   Lease Term            Expansion Premises       Expansion Premises          the Stated Period
   ----------            ------------------       ------------------          -----------------
  6/1-7/31/99                 49,157.5                 $1.25                      $122,893.75
  8/1-9/30/99                 55,526.0                 $1.25                      $138,815.00
 10/1-10/31/99                61,894.5                 $1.25                       $77,368.13
 11/1-11/30/99                61,894.5                 $1.28                       $78,972.71
12/1/99-10/31/00              68,263.0                 $1.27                      $956,266.71
11/1/00-10/31/01              68,263.0                 $1.31                    $1,074,496.05
11/1/01-10/31/02              68,263.0                 $1.35                    $1,106,730.93
11/1/02-10/31/03              68,263.0                 $1.39                    $1,139,932.86
11/1/03-10/31/04              68,263.0                 $1.43                    $1,174,130.85
11/1/03-11/30/04              68,263.0                 $1.48                      $100,779.56